EXHIBIT 3.3(i)
                            Certificate of Amendment
                                     of the
                          Certificate of Incorporation
                           of Basset Enterprises, Inc.

The undersigned, President of Basset Enterprises. Inc. hereby certifies:

That the Board of Directors of said corporation by unanimous written consent dated the 14th day of November, 2000, adopted a resolution to amend the original articles of-incorporation as follows:

         BASSET ENTERPRISES, Inc.. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of NEVADA, DOES HEREBY CERTIFY:

         1. That Article FOURTH of the Certit1cate of Incorporation be amended and, as amended, read as follows;

"FOURTH:

The Corporation shall be authorized to issue the following shares:

CLASS             Number of Shares          Par Value

Common            50,000,000                $.001

Preferred         5,000,000                 $.01

The Corporation is authorized to issue Five Million (5,000,000) shares of Preferred Stock, $.01 par value per share, which shares of Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof."

         2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Article of Incorporation is 1,900,700; the said amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         3. This Amendment shall be effective upon tiling.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, Cosmo Palmieri, this 14th day of November 2000.

BASSET ENTERPRISES, Inc.

Cosmo Pa1mieri, President


Jose Acevedo, Secertary